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                                                                     EXHIBIT 11


                         CYTOCLONAL PHARMACEUTICS INC.

                   COMPUTATION OF NET (LOSS) PER COMMON SHARE


                                                          Year Ended December 31,
                                                  -----------------------------------------
                                                     1998           1997           1996
                                                  -----------    -----------    -----------
Net (loss)                                        $(2,728,000)   $(3,252,000)   $(2,890,000)
Add cumulative preferred dividend                    (187,000)      (234,000)      (307,000)
                                                  -----------    -----------    -----------
NET (LOSS) USED FOR COMPUTATION                   $(2,915,000)    (3,486,000)   $(3,197,000)
Weighted average number of common shares
outstanding - basic and diluted                   $ 9,742,000    $ 8,268,000    $ 7,640,000
                                                  -----------    -----------    -----------
Net (loss) per common share - basic and diluted   $     (0.30)   $     (0.42)   $     (0.46)